Exhibit 10.2

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is dated as of January 1, 2023 (the “Effective Date”), between Peoples Gas System, Inc., a Florida corporation (the “Borrower”), and Tampa Electric Company, a Florida corporation (the “Lender”).

WHEREAS, effective as of the Effective Date, the Lender has transferred to the Borrower the assets and liabilities of its Peoples Gas Division pursuant to a Contribution Agreement dated as of the Effective Date (the “Contribution Agreement”) between the Borrower and the Lender pursuant to which the Lender transferred the assets and liabilities of its Peoples Gas Division to the Borrower, and the Borrower will continue the operations of the former Peoples Gas Division as a separate company; immediately thereafter the Lender will transfer the shares of the Borrower to TECO Energy, Inc., a Florida corporation (the “Parent”), and the Parent then intends to contribute the shares of the Borrower to the Parent’s wholly-owned subsidiary TECO Gas Operations, Inc., a Florida corporation; and

WHEREAS, the Lender has, prior to the date hereof, incurred indebtedness for borrowed money for the benefit of its Peoples Gas Division (as herein defined, the “Existing Indebtedness”); and

WHEREAS, in connection with the Contribution Agreement, the Borrower has entered into a term loan with Lender in the principal amount of $670,000,000 and an initial revolving loan in the principal amount of $66,000,000, collectively representing the principal amount of the Existing Indebtedness on the Effective Date; and

WHEREAS, the Borrower has requested the Lender to make additional loans to the Borrower to support its operations until the Borrower can arrange its own financing;

WHEREAS, the Lender is willing to incur additional indebtedness for borrowed money in order to make the additional loans to the Borrower, provided, that the Borrower agrees to reimburse the Lender for its costs to fund the loans on the terms set forth herein; and

WHEREAS, this Agreement is being entered into pursuant to the authority granted by the Florida Public Service Commission to the parties in Order No. PSC-2022-0363-FOF-PU, issued on October 25, 2022 in Docket No. 20220146-PU;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Additional Revolving Loans” has the meaning set forth in Section 2(b) herein.

“Availability Period” means the period beginning on the Effective Date and ending on the Maturity Date.

“Banking Day” means any day, other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York, and on which the Lender may borrow under the Credit Agreement and issue Commercial Paper.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower Account” means the deposit account or accounts of the Borrower from which the Borrower has authorized the Lender to make payments in accordance with Section 4(d) hereof.

“Commercial Paper” means the commercial paper issued from time to time by the Lender under its commercial paper program, as the same may be amended, supplemented or replaced from time to time.

“Default Rate” means, (a) with respect to any Obligation for which the rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to an Obligation for which a rate is not specified or available, a rate per annum equal to the prime rate as published from time to time in The Wall Street Journal, or if such rate is not published or available, such similar rate as determined by the Lender from time to time.

“Existing Indebtedness” means (i) the Existing Term Indebtedness and (ii) the Borrower’s allocable share, as of the Effective Date, of the principal amount of the indebtedness outstanding under the Revolving Credit Agreement or Commercial Paper, as applicable, as set forth on Schedule 1 hereto.

“Existing Term Indebtedness” means Borrower’s allocable share, as of the Effective Date, of the principal amount of (i) the Long Term Notes, and (ii) the Term Loans, in each case as set forth on Schedule 1 hereto.

“Event of Default” has the meaning specified in Section 6(a) hereof.

“Indenture” means the Indenture dated as of July 1, 1998, as amended by the Third Supplemental Indenture dated as of June 15, 2001, and the Tenth Supplemental Indenture dated as of September 19, 2012, between the Lender and The Bank of New York Mellon, as trustee, as the same has been further supplemented and as may be supplemented and amended from time to time.

“Initial Revolving Loan” means the loan entered into hereunder with a principal amount equal to the Borrower’s allocable share, as of the Effective Date, of the principal amount of the indebtedness outstanding under the Revolving Credit Agreement or Commercial Paper, as applicable, as set forth on Schedule 1 hereto.

“Initial Term Loan” means the installment term loan entered into hereunder with a principal amount equal to the principal amount of the Existing Term Indebtedness

“Loans” mean, collectively, the initial Revolving Loan and the Initial Term Loan entered into by the Borrower hereunder as of the Effective Date and the Additional Revolving Loans made to the Borrower by the Lender hereunder.

“Long Term Notes” means the Borrower’s share of the notes issued by the Lender for the benefit of the Lender’s Peoples Gas Division pursuant to the Indenture and the Supplemental Indentures identified on Schedule 1 hereto.

“Maturity Date” means December 29, 2023.

“Obligations” means, collectively, the Loans and all other obligations of the Borrower to the Lender arising under this Agreement, in each case whether fixed, contingent, now existing or hereafter arising.

“Other Comprehensive Income” means the Borrower’s portion of the unamortized gains or losses on the termination of hedges entered into upon the issuance of Long Term Notes.

“Revolving Commitment” means, initially, the commitment of the Lender up to the amount of $300,000,000 to make Revolving Loans to the Borrower, as such amount may be adjusted from time to time by agreement of the parties.

“Revolving Credit Agreement” means the Seventh Amended and Restated Credit Agreement dated as of December 17, 2021, among the Lender, as borrower, the lenders party thereto, each LC Issuing Bank party hereto and Wells Fargo Bank, National Association, as Administrative Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Revolving Loans” means the Initial Revolving Loan incurred by the Borrower on the Effective Date pursuant to Section 2(a) and any Additional Revolving Loans made to the Borrower by the Lender during the Availability Period pursuant to Section 2(b) hereunder.

“Short Term Debt Facility Fees” means the unamortized portion of the Borrower’s share of the fees and costs paid by the Lender for the establishment of the Revolving Credit Agreement.

“Supplemental Indenture” refers to each of the Supplemental Indentures between the Lender and The Bank of New York Mellon, as trustee, identified in Schedule 1 hereto relating to the Long Term Notes.

“Term Loans” means the Borrower’s share of the term loans of the Lender outstanding under the Term Loan Agreement as of the Effective Date.

“Term Loan Agreement” means the Amended and Restated Credit Agreement dated as of December 14, 2022, among the Lender as borrower, the lenders party thereto and Wells Fargo Bank, National Association as Administrative Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Unamortized Debt Discount” means the unamortized portion of the Borrower’s share of initial issuance discount on the Long Term Notes.

“Unamortized Debt Issuance Costs” means the unamortized portion of the Borrower’s share of (i) the costs of issuance of the Long Term Notes and (ii) the fees and costs paid by the Lender for the establishment of the Term Loan Agreement.

2. Revolving Loans.

(a) Initial Revolving Loan. On or prior to the Maturity Date, the Borrower agrees to pay the Lender the principal amount of the Initial Revolving Loan in an amount equal to $66,000,000, which is equal to Borrower’s share of the loans borrowed by the Lender under the Revolving Credit Agreement or debt incurred through the issuance of Commercial Paper as set forth on Schedule 1 hereto. The Borrower agrees to reimburse the Lender for the Borrower’s proportionate amount of all interest, prepayment premiums and costs incurred by the Lender to fund the Initial Revolving Loan, when and as such amounts are payable by the Lender in accordance with the Revolving Credit Agreement or Commercial Paper, as applicable.

(b) Additional Revolving Loans. In addition to the Initial Revolving Loan, and subject to the terms and conditions set forth herein, the Lender agrees to make additional Revolving Loans (the “Additional Revolving Loans”) to the Borrower upon request from the Borrower, from time to time, on any Banking Day during the Availability Period, in an aggregate amount for all Revolving Loans outstanding not to exceed at any time the amount of the Lender’s Revolving Commitment.

(c) Changes in Revolving Commitment. The Borrower may, from time to time during the Availability Period, upon written notice to the Lender, permanently reduce a portion of, or cancel in its entirety, the unused portion of the Revolving Commitment. The Borrower may, from time to time during the Availability Period by written request to the Lender, request an increase in the Revolving Commitment, which the Lender may grant or decline in its sole discretion.

(d) Interest and Fees; Cost of Funding. The interest rate on each Revolving Loan will be equal to the cost of borrowing that the Lender incurs to fund the amount of the Revolving Loan, as calculated by the Lender, and shall include interest at the Default Rate on any amount not paid when due. The cost of funding the Revolving Loans will be calculated by Lender in accordance with the obligations of the Lender under the Revolving Credit Agreement or the Commercial Paper, as applicable, issued to fund the Revolving Loans, and shall include a proportionate cost of commitment and other fees incurred by the Lender under the Revolving Credit Agreement and Commercial Paper program, the payment terms of which are hereby incorporated herein, payable when and as such obligations are payable by the Lender in accordance with the Revolving Credit Agreement or Commercial Paper, as applicable.

3. Initial Term Loan.

(a) Initial Term Loan. On or prior to the Maturity Date, the Borrower agrees to pay the Lender the principal amount of the Initial Term Loan in an amount equal to $670,000,000, with interest thereon as set forth herein.

(b) Interest and Fees. The outstanding principal balance of the Initial Term Loan shall bear interest in an amount equal to the Borrower’s proportionate amount of all interest incurred by Lender with respect to the Existing Term Indebtedness, treating any prepayments of the Initial Term Loan as a prepayment of the Existing Term Indebtedness, payable when and as interest on such obligations are payable by the Lender in accordance with the Indenture and the related Supplemental Indentures, in the case of the Long Term Notes, and in accordance with the Term

Loan Agreement, in the case of the Term Loans. Interest on the Initial Term Loan shall include interest at the Default Rate on any amount not paid when due. In addition, Borrower agrees to reimburse the Lender for the Borrower’s proportionate amount of all prepayment premiums and costs (excluding Unamortized Debt Issuance Costs) incurred by the Lender with respect to the Borrower’s share of the Long Term Notes and Term Loans, when and as such obligations are payable by the Lender in accordance with the Indenture and the related Supplemental Indentures with respect to the Long Term Notes, and in accordance with the Term Loan Agreement with respect to the Term Loans. The payment terms of Existing Term Indebtedness are incorporated herein.

4. Payment of Obligations.

(a) Revolving Loans. The Borrower may prepay any Revolving Loans at any time without penalty, provided, however, if the Lender incurs any break-funding or other costs for prepayment upon prepayment of any borrowings funding such Revolving Loans, the Borrower shall reimburse the Lender for its share of such costs. Revolving Loans prepaid during the Availability Period may be reborrowed in accordance with the provisions of Section 2(b) hereof. The Borrower shall repay all Revolving Loans to the Lender in full on the Maturity Date, including all principal, interest, costs and fees (excluding the Borrower’s allocation of unamortized Short Term Debt Facility Fees, which shall be paid by the Lender to the Borrower) payable on the Maturity Date.

(b) Initial Term Loan. The Borrower may prepay all or any portion of the Initial Term Loan at any time without penalty, provided, however, if the Lender incurs any make-whole, break funding or other costs as a result of the prepayment of all or any portion of the Initial Term Loan as a result of the prepayment of any Long Term Notes or Term Loans, the Borrower shall reimburse the Lender for its share of such costs. Any portion of the Initial Term Loan that is prepaid before the Maturity Date may not be reborrowed. The Borrower shall repay to the Lender all Obligations of the Borrower to the Lender relating to all of the Initial Term Loan in full on the Maturity Date. Upon each prepayment before the Maturity Date and upon repayment in full on the Maturity Date of the Initial Term Loan, the Borrower shall pay principal, net of the Borrower’s share of Unamortized Debt Discount on the Long Term Notes existing at the time of payment, interest to the date of payment, costs (excluding Borrower’s allocation of Unamortized Debt Issuance Costs, which shall be paid by the Lender to the Borrower), the Other Comprehensive Income allocable to the payment, and fees payable on the date of payment.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Lender that (a) its execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary corporate action on the part of the Borrower, (ii) will not violate any applicable law or regulation or the organizational documents of the Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower, and (iv) do not require any consent, waiver, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or any person which has not been made or obtained; and (b) it has duly executed and delivered this Agreement.

6. Events of Default and Remedies.

(a) Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

i. Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, any principal, interest, fee, cost, charge or any other sum due under this Agreement on the date such sum is due.

ii. Bankruptcy; Insolvency. Borrower shall institute a voluntary case seeking liquidation or reorganization under any Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or shall apply for, or by its consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or shall make a general assignment for the benefit of its creditors; or if an involuntary case shall be commenced seeking liquidation or reorganization of the Borrower under a Bankruptcy Law and (A) the petition commencing the involuntary case is not timely controverted, (B) the petition commencing the involuntary case is not dismissed within 30 days of its filing, (C) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of the Borrower and such appointment is not vacated within 30 days, or (D) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over the Borrower or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against the Borrower under any applicable federal or state law.

(b) Remedies. Upon the occurrence and during the continuation of an Event of Default, the Lender may, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement being waived (to the extent permitted by applicable law), exercise any or all of the following rights and remedies, in any combination or order that the Lender may elect, in addition to such other rights or remedies as the Lender may have hereunder, or at law or in equity, as follows.

i. The Lender may refuse and shall not be obligated to make any Additional Revolving Loans, and the Revolving Commitment may be terminated; provided that in the event of an Event of Default occurring under Section 6(a)(ii), the foregoing shall take effect immediately and without further act of the Lender.

ii. The Lender may declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs and charges due hereunder, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay the Lender an amount in immediately available funds equal to the aggregate amount of any outstanding Loans and other Obligations; provided that in the event of an Event of Default occurring under Section 6(a)(ii), all such amounts shall become immediately due and payable without further act of the Lender.

7. Miscellaneous.

(a) Notices. Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to the Borrower:	Peoples Gas System, Inc. 702 North Franklin Street Tampa, FL 33602 Attention: Corporate Secretary Telephone No.: (813) 228-1429 Telecopy No.: (813) 228-1328

If to the Lender:	Tampa Electric Company 702 North Franklin Street Tampa, FL 33602 Attention: Corporate Secretary Telephone No.: (813) 228-1429 Telecopy No.: (813) 228-1328

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile or e-mail. Either party shall have the right to change its address for notice hereunder to any other location by giving notice to the other party in the manner set forth above.

(b) Costs, Expenses and Attorneys’ Fees. Borrower will pay to the Lender all of its reasonable costs and expenses in connection with the enforcement of this Agreement in connection with an Event of Default including in the case of a restructuring or other workout or negotiation of the Loans hereunder in connection with the bankruptcy or insolvency of Borrower or any amendments to Agreement requested by the Borrower. Borrower shall not be responsible for any counsel fees of the Lender other than as set forth above.

(c) Governing Law; Successors and Assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(e) Interpretation. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER

PEOPLES GAS SYSTEM, INC.

By:	/s/ Helen Wesley
Helen Wesley
President

By:	/s/ Rachel Parsons
Rachel Parsons
Vice President of Finance and Planning

LENDER:

TAMPA ELECTRIC COMPANY

By:	/s/ Archibald Collins
Archibald Collins
President and Chief Executive Officer

By:	/s/ Jeffrey S. Chronister
Jeffrey S. Chronister
Vice President-Finance and Controller

[Signature Page to Loan Agreement]